EXHIBIT D-4


     [LETTERHEAD OF PUBLIC UTILITY COMMISSION OF TEXAS]







                              July 8, 1998



Mr. Jonathan G. Katz
Secretary
Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Mr. Katz:

     Entergy Gulf States (EGS), subsidiary of Entergy Corporation (Entergy), has advised the Public Utility Commission of Texas (PUCT) that Entergy anticipates requesting approval from the Securities and Exchange Commission (SEC) for an increase in its authority for investment in foreign utility companies (FUCOs) and exempt wholesale generators (EWGs) beyond that permitted under existing Entergy orders and Rule 53 promulgated under the Public Utility Holding Company Act of 1935 (PUHCA). In connection with such activities, Entergy has requested that the Commission provide to you the certification contemplated in Section 33(a)(2) of PUHCA of the PUCT's authority to protect the Texas retail ratepayers of EGS.

     As the Commission having jurisdiction over the retail electric rates of EGS in the State of Texas, please be advised that the PUCT:

     (i)  has the authority to protect the ratepayers of EGS;
and

     (ii) intends to exercise such authority.

     This certification is applicable to all FUCOs and EWGs in
which  Entergy or its subsidiaries seek to obtain an ownership
interest.   The certification is subject to being  revised  or
withdrawn by the PUCT in the future.

     Entergy has agreed to comply with the requirements of P.U.C. SUBST. R. 23.18 (attached for your convenience) regarding FUCO ownership by exempt holding companies as a condition of PUCT certification. In addition, Entergy has agreed to provide information pursuant to section 23.18(d) of the rule to the Commission prior to seeking any additional ownership interests in FUCOs or foreign EWGs. Please contact Ms. Martha Hinkle of the PUCT staff if you have any questions on this matter.


                              Sincerely,



                              PUBLIC UTILITY COMMISSION OF TEXAS



                              /s/Pat Wood
                              Pat Wood, III, Chairman


                              /s/Judy Walsh
                              Judy Walsh, Commissioner


cc:  Office of Public Utility Regulation
     Securities and Exchange Commission